UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2024

COCA-COLA CONSOLIDATED, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-9286	56-0950585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 Coca-Cola Plaza Charlotte, NC	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (980) 392-8298

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	COKE	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 10, 2024, Coca-Cola Consolidated, Inc. (the “Company”) entered into a term loan agreement (the “Term Loan Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and the other lenders party thereto, providing for a senior unsecured term loan facility in the aggregate principal amount of up to $800 million, maturing on June 10, 2027 (the “Three-Year Term Loan Facility”), and a senior unsecured term loan facility in the aggregate principal amount of up to $500 million maturing on June 10, 2029 (the “Five-Year Term Loan Facility” and, together with the Three-Year Term Loan Facility, the “Term Loan Facilities”). Loans under the Term Loan Facilities may be requested by the Company on a delayed draw basis in one or more advances on any business day from the period from June 10, 2024 through and including the earliest of (i) the date 90 days thereafter, (ii) the applicable maturity date and (iii) the applicable termination date (such period, the “Draw Period”). Subject to obtaining commitments from lenders and satisfying other conditions specified therein, at the Company’s option, additional incremental term loans may be established under the Term Loan Facilities to increase the aggregate principal amount of term loans under the Term Loan Facilities by up to $500 million. The proceeds of the Term Loan Facilities, if drawn, may be used for general corporate purposes, which may include repurchases of the Company’s common stock, funding for working capital, payment of dividends and capital expenditures.

Also on June 10, 2024, the Company entered into an amended and restated credit agreement (the “Revolving Credit Facility Agreement” and, together with the Term Loan Agreement, the “Credit Agreements”) with Wells Fargo, as administrative agent, swingline lender and issuing lender, and the other lenders party thereto, providing for a five-year unsecured revolving credit facility with an aggregate maximum borrowing capacity of $500 million (the “Revolving Credit Facility”), maturing on June 10, 2029. The Revolving Credit Facility Agreement replaces the Company’s existing credit agreement, dated as of July 9, 2021, by and among the Company, Wells Fargo, as administrative agent, and the other lenders party thereto. The Company may request revolving loans, swingline loans and letters of credit under the Revolving Credit Facility. Revolving loans are available from the lenders up to the entire amount of commitments under the Revolving Credit Facility. Swingline loans are available from Wells Fargo, as swingline lender, up to $50 million. Letters of credit are available from Wells Fargo and the other lenders identified as issuing lenders in the Revolving Credit Facility Agreement, up to $75 million in the aggregate. Subject to obtaining commitments from lenders and satisfying other conditions specified therein, at the Company’s option, the Revolving Credit Facility may be increased by up to $250 million.

Amounts borrowed under the Term Loan Facilities bear interest at a per annum rate equal to, at the Company’s option, either (i) Term SOFR plus the SOFR Adjustment and the applicable rate, or (ii) the Base Rate plus the applicable rate. The applicable rates for Term SOFR rate loans and Base Rate loans are set out in a pricing grid based on the applicable rating for the Company’s long-term senior unsecured, non-credit-enhanced debt (the “Debt Rating”). For the Three-Year Term Loan Facility, the applicable rate for Term SOFR rate loans varies from 0.750% to 1.250%, and the applicable rate for base rate loans varies from 0.000% to 0.250%. For the Five-Year Term Loan Facility, the applicable rate for Term SOFR rate loans varies from 0.875% to 1.500%, and the applicable rate for base rate loans varies from 0.000% to 0.500%. Commencing June 25, 2024, a ticking fee is payable on the aggregate unused amount of the commitments under the Term Loan Facilities. The ticking fee varies from 0.060% to 0.175% per annum, as set out in a pricing grid based on the Company’s Debt Rating. Based on the Company’s current Debt Rating, (i) under the Three-Year Term Loan Facility, the applicable rate for Term SOFR rate loans will be 1.000%, the applicable rate for base rate loans will be 0.000% and the applicable ticking fee will be 0.100% and (ii) under the Five-Year Term Loan Facility, the applicable rate for Term SOFR rate loans will be 1.250%, the applicable rate for base rate loans will be 0.250% and the applicable ticking fee will be 0.100%. The Company may from time to time prepay amounts borrowed under the Term Loan Facilities without premium or penalty; provided, the Company complies with the notice and other requirements for prepayment set forth in the Term Loan Agreement.

Revolving loans bear interest at a per annum rate equal to, at the Company’s option, either (i) Base Rate (as defined below) plus the applicable rate, or (ii) Term SOFR (as defined below) plus the SOFR Adjustment (as defined below) and the applicable rate. Swingline loans will bear interest at a per annum rate equal to (a) Term SOFR for one month tenor plus the SOFR Adjustment plus the applicable rate in effect on such day or (b) during any period in which Term SOFR is unavailable or unascertainable, the Base Rate (or such other rate agreed upon in writing from time to time by the administrative agent and the Company. The applicable rates for Term SOFR, base rate loans and swingline loans are set out in a pricing grid based on the Company’s Debt Rating. The applicable rate for Term SOFR loans and swingline loans varies from 0.690% to 1.075% and the applicable rate for base rate loans varies from 0.000% to 0.075%. Letter of credit fees are payable on the outstanding amounts of letters of credit at a per annum rate equal to the applicable rate for Term SOFR rate loans. A facility fee is payable on the aggregate amount of commitments under the Revolving Credit Facility (regardless of the amount of loans and extensions of credit thereunder). The facility fee varies from 0.060% to 0.175% per annum, as set out in a pricing grid based on the Company’s Debt Rating. Based on the Company’s current Debt Rating, under the Revolving Credit Facility, the applicable rate for Term SOFR rate loans and swingline loans will be 0.900%, the applicable rate for Base Rate loans will be 0.000%, the applicable letter of credit fee will be 0.900%, and the applicable facility fee will be 0.100%. The Company may from time to time borrow, prepay (without premium or penalty) and re-borrow amounts under the Revolving Credit Facility; provided, the Company complies with the notice and other requirements set forth in the Revolving Credit Facility Agreement.

Under the Credit Agreements, (i) “Term SOFR” is interest periods of one, three or six months as selected by the Company and at the forward-looking term rate based on the secured overnight financing rate (“SOFR”) that is published by CME Group Benchmark Administration Limited (or a successor administrator of such rate), (ii) “SOFR Adjustment” means 0.10% per annum and (iii) the “Base Rate” is the highest of (1) the prime rate publicly announced by Wells Fargo as its prime rate, (2) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York, plus one-half of one percent, and (3) Term SOFR for a one month tenor, plus the SOFR Adjustment, plus one percent.

The Credit Agreements contain substantially similar representations, warranties and covenants customary for transactions of this type, including (i) limitations on the ability of the Company and its subsidiaries to incur indebtedness, dispose of all or substantially all of its assets, grant certain liens and enter into certain merger or consolidation transactions and (ii) two financial covenants: a “consolidated cash flow/fixed charges ratio” and a “consolidated funded indebtedness/cash flow ratio” (each as defined in the Credit Agreements). The consolidated cash flow/fixed charges ratio requires the Company to maintain a consolidated adjusted operating cash flow to consolidated adjusted fixed charges ratio of 1.5 to 1.0 or higher. The consolidated funded indebtedness/cash flow ratio requires the Company to maintain a consolidated adjusted funded indebtedness to consolidated adjusted operating cash flow ratio of 6.0 to 1.0 or lower.

The Credit Agreements contain substantially similar events of default customary for transactions of this type, including, among others: (i) non-payment of amounts due thereunder, (ii) the material inaccuracy of representations or warranties made thereunder, (iii) non-compliance with covenants thereunder, (iv) non-payment of amounts due under, or the acceleration of, other indebtedness of the Company or its subsidiaries in excess of $150 million in the aggregate, (v) bankruptcy or insolvency events of the Company or its subsidiaries, (vi) unsatisfied judgments of the Company or its subsidiaries in excess of $150 million in the aggregate, individually or in the aggregate, outstanding for 30 days or more which are not being appealed or contested in good faith and (vii) a change of control of the Company. Upon the occurrence of an event of default under the Credit Agreements, the lenders may terminate their commitments and accelerate the maturity of the Company’s outstanding obligations thereunder.

The foregoing descriptions of the Credit Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, hereto and incorporated herein by reference.

Certain parties to the Credit Agreements and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, banking, investment banking and/or other advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 and included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Term Loan Agreement, dated as of June 10, 2024, by and among the Company, Wells Fargo Bank, National Association, as administrative agent, and the other lenders party thereto.

10.2	Amended and Restated Credit Agreement, dated as of June 10, 2024, by and among the Company, Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender, and the other lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA CONSOLIDATED, INC.

Date: June 10, 2024	By:	/s/ F. Scott Anthony
F. Scott Anthony
Executive Vice President and Chief Financial Officer